UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2012

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

On January 24, 2012, XenoPort, Inc. (the “Company”) provided notice of dispute and notice of breach and termination (the “Notice”) to Glaxo Group Limited (“GSK”) pursuant to the Amended and Restated Development and Commercialization Agreement, dated November 7, 2010, between the Company and GSK (the “Agreement”). The Company and GSK entered into the Agreement to develop and commercialize Horizant (gabapentin enacarbil) Extended-Release Tablets, which was approved in the United States in April 2011 for the treatment of moderate-to-severe primary restless legs syndrome (“RLS”) in adults.

Pursuant to the Notice, the Company provided notice to GSK that, among other matters, GSK has materially breached its contractual obligation to use commercially reasonable efforts to (i) maximize the sales of Horizant in an expeditious manner and (ii) achieve the sales milestones set forth in the Agreement. The Agreement provides that the Company may terminate the Agreement in the event that GSK shall have materially breached or defaulted in the performance of any of its material obligations under the Agreement, and such default shall have continued for ninety (90) days after the date of GSK’s receipt of written notice of the breach, which notice was provided by the Notice. The Notice provides that any such termination would become effective at the end of such ninety (90) day period, which will expire on April 24, 2012, unless GSK has cured any such breach or default prior to such date. The Agreement provides that if the Agreement is terminated as a result of breach of the Agreement by GSK, certain Horizant product rights would revert to the Company, and the Company would be entitled to specified transition assistance from GSK. The Company cannot predict whether GSK will cure the breach that is the subject of the Notice or allege that such a breach has not occurred, or otherwise how GSK will respond to the Notice. Accordingly, the Company cannot predict when or if the Agreement will be terminated, or the ultimate terms of any termination of the Agreement.

The Agreement provides that disputes arising with respect to certain matters related to the Agreement shall, prior to initiating legal proceedings, first be presented to the Chief Executive Officer of the Company and the Chief Operating Officer of GSK, or their respective designees, for resolution. As GSK does not currently have a Chief Operating Officer, the Company delivered the Notice to the Chief Executive Officer of GSK. If the officers, or their respective designees, cannot resolve the dispute within a contractually specified amount of time, either party may initiate legal proceedings with respect to the dispute. The Notice also served as notice of such a dispute and a request by the Company for attempted resolution by the officers. The Company cannot predict whether the officers of the parties will be able to resolve the dispute that is described in the Notice within the period provided by the Agreement. Accordingly, the Company cannot predict whether the Company or GSK will initiate legal proceedings related to the Agreement or the timing or outcome of any such proceedings.

Under the Agreement as currently in effect, GSK is responsible for the post-marketing requirements and commitments with respect to Horizant for RLS, seeking approval of the supplemental new drug application for Horizant as a treatment for post-herpetic neuralgia in the United States and commercialization of Horizant in the United States for all indications. The aggregate clinical and regulatory milestone payments that the Company is eligible to receive are $312.5 million, of which $120.0 million has been received to date. The Company remains eligible to receive up to an additional $290.0 million upon the achievement of specified sales levels. The Company exercised its right to the co-promotion arrangement in April 2009, under which all allowable expenses and any potential future sales of Horizant are accounted for using a joint profit and loss (“P&L”) statement, in which the Company and GSK share in the resulting operating pre-tax profits and losses at tiered rates that escalate as a function of annual net sales levels, from a low of 20% to a maximum of 50%. The Company can delay the deployment of its sales force for up to three years following the approval of Horizant in the United States, and the Company’s share of losses from the joint P&L will be forgiven up to a maximum of $10.0 million. The Company’s payment of additional losses, if any, would be deferred and payable without interest over a period of time following the first quarter in which the joint P&L is profitable. Under the Agreement, GSK is responsible for: establishing pricing and reimbursement; creating promotional and advertising materials; managed care contracting; receiving, accepting and filling orders; distributing; controlling invoicing, order processing and collecting accounts receivable; and recording sales of Horizant in the United States. The Company may terminate its co-promotion right and participation in the profit share arrangement at any time upon notice to GSK with no penalty to it, resulting in a royalty-based compensation structure, whereby the Company would receive royalties on annual net sales in the United States at tiered rates that escalate as a function of net sales levels from a low of 15% to a maximum of 30%. GSK may terminate the Agreement in its entirety for any reason and at any time. In such event, certain Horizant product rights would revert to the Company, and the Company would be entitled to specified transition assistance from GSK.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: January 25, 2012	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and Chief Financial Officer